Exhibit 10.3

Exchange Agreement

This Exchange Agreement (this “Agreement”), dated as of September 8, 2005, is entered into between Vertex Pharmaceuticals Incorporated (the “Company”) and Quattro Fund, Ltd., Quattro Multi-Strategy Master Fund, LP, Partners Group Alternative Strategies PCC Limited, Red Delta Cell and Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series (collectively, “Quattro”).

Recitals: 1.  Quattro wishes to exchange a total of $5,311,000 par value  of 5% Convertible Subordinated Notes due 2007 (the “Notes”) issued by the Company.  2.  Quattro and the Company have agreed that it is in their mutual interest to exchange the Notes for shares of the common stock of the Company (the “Stock”).  3.  In consideration of the premises and the agreements and representations contained herein, the parties hereto agree as follows:

A. Agreement to Exchange Securities

 (1) Exchange of Securities.  On the terms and subject to the conditions set forth herein, the Quattro agrees to transfer, or cause to be transferred, to the Company all of its right, title and interest in and to the Notes described in Section C(8) (the “Exchange Notes”) in exchange for a number of shares of Stock (the “Shares”) equal to (i) 99% of the principal amount of the Exchange Notes plus 100% of the accrued and unpaid interest on the Exchange Notes through and including the date hereof, divided by (ii) the Determination Price.

(2)  Determination Price.  The Determination Price shall be equal to 93% of the lesser of (i) the arithmetic average of the closing bid prices of the Common Stock for the 10 consecutive trading days ending on and including the date hereof, and (ii) the closing bid price of the Common Stock on the date hereof. “Trading day” shall mean any day on which the Common Stock is traded for any period on the Nasdaq National Market.

(3) Fractional Shares.  In lieu of issuing fractional shares, the Company shall issue the highest whole number of Shares according to the formula set forth in Section 1.1(a) plus cash in an amount equal to the fraction of a Share to which the Quattro would otherwise be entitled multiplied by the Determination Price.

(4) Closing.  The completion of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practical and, in any event, no later than September 9, 2005, or such other date as is agreed upon by the parties (the “Closing Date”), as follows:

(i) The Quattro shall deliver or cause to be delivered the Exchange Notes to the Company or the Company’s agent in such manner as shall be acceptable to the Company and effective to convey all right, title and interest of the Quattro in the Exchange Notes to the Company against delivery of the Shares by the Company through the Depositary Trust Company to the broker accounts listed on Exhibit A. The Shares shall be issued to the Quattro entities pro rata based on the par value of the Notes exchanged by each such entity.

(ii) the Company shall pay the Quattro by wire transfer of immediately available funds an amount equal to the cash value of any fractional Share, determined in accordance with the provisions of Section A(3).

(5) the Company shall be entitled to deduct and withhold from this consideration such amount as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign law.

 B.  Company Representations and Warranties.

The Company represents and warrants to Quattro that:

(1) upon issuance, the Shares are validly issued, fully paid, nonassessable and free and clear of any liens, encumbrances, pledges, security interests or other restrictions or claims of third parties, other than any of the foregoing created by Quattro;

(2) the Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 3(a)(9) of the Securities Act (as defined below) and that the reliance of the Company on such exemption is predicated in part on Quattro’s representations set forth herein;

(3) the issuance and delivery of the Shares to Quattro does not violate: (a) the Company’s charter documents; (b) any agreement to which the Company is a party, including any indenture; or (c) any  federal or state statute, rule or regulation applicable to it;

(4) the Company is duly organized and validly existing under the laws of the jurisdiction of its formation and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(5) this Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws and court decisions affecting the enforcement of creditors’ right generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity) and

(6) no representation or warranty contained herein or information appearing in any writing furnished to Quattro contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

C.  Quattro Representations and Warranties.

Quattro, on behalf of each of the Quattro entities,  represents and warrants:

(1) Each of the Quattro entities (a) is a limited partnership, corporation, partnership or limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite partnership corporate or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement.

(2) The execution, delivery and performance by it of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary partnership, corporate or limited liability company, as the case may be, action, of each Quattro entity, (b) do not contravene the terms of each of such entities organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any lien under any agreement to which any of the Quattro entities is a party; or (c) any  federal or state statute, rule or regulation applicable to any of the Quattro entities.

(3) This Agreement has been duly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable against each of the Quattro entities in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws and court decisions affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(4) Each of the Quattro entities understands that the Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 3(a)(9) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on its representations set forth herein.

(5) Each of the Quattro entities believes that it has received all the information it considers necessary or appropriate for deciding whether to make an investment in the Shares.  It has  reviewed all of the Company’s registration statements, proxy statement, periodic filings and other reports filed with the Securities and Exchange Commission, including the Company’s Annual Report to Stockholder on Form 10-K for the year ended December 31, 2004, and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2005.

(6) Each of the Quattro entities owns all right, title and interest in and to its Notes, free and clear of any liens, encumbrances, charges or other security interests and when transferred to the Company pursuant to the terms of this Agreement, the Company shall have valid title to the Notes free and clear of any liens, encumbrances, pledges, security interests or other restrictions or claims of third parties, other than any of the foregoing created by the Company. None of the Quattro entities used a broker, finder or financial advisor in connection with the transactions contemplated by this Agreement.

(7) Each of the Quattro entities, individually or collectively, is not an “affiliate” of the Company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(8) The Quattro entities collectively hold the following Exchange Notes that were acquired before September 1, 2005 in the public market and are free of restrictive legend: $5,311,000 principal amount of  Notes (CUSIP: 92532F AD 2).

(9) Each of the Quattro entities has had such opportunity as it has deemed adequate to obtain from representatives of  the Company such information as is necessary to permit it to evaluate the merits and risks of an investment in the Shares.

(10) Each of the Quattro entities has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Shares issued in respect of the Exchange Notes and to make an informed investment decision with respect to such acquisition.

(11) On September 8, 2005, none of the Quattro entities (a) did or will, directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow, assign or otherwise dispose of any Relevant Security (as defined below), and (b) did or will, directly or indirectly, establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder) with respect to any Relevant Security, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration.    As used herein, the term “Relevant Security” means the Stock, any other equity security of the Company and any security convertible into, or exercisable or exchangeable for, the Stock or any other such equity security.

D. Miscellaneous

(1) Exclusivity. For a period beginning on the Closing Date and extending for 30 days following the closing of the transaction, the Company shall not engage in any transaction or transactions that would result in the exchange of the Notes with an aggregate principal amount in excess of $40,450,000 (including the transaction set forth herein).

(2) Governing Law. This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law rules contained therein.

(3) Further Assurances.  Each party hereto shall properly execute and deliver such further agreements and instruments, and take such further actions, as the other party may reasonably request in order to carry out the purposes and intent of this Agreement.

(4) Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission (with subsequent letter confirmation by mail), by overnight courier or two days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Quattro:

Facsimile:

If to the Company:

Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, Massachusetts 02139

Attention: The Office of General Counsel

Facsimile: 617-444-6483

(5) Assignability and Parties in Interest. This Agreement shall not be assignable by any of the parties hereto without the consent of the other party hereto.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(6) Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(7) Complete Agreement.  This Agreement is an integrated agreement containing the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous and all contemporaneous oral or written negotiations, commitments or understandings.

(8) Modifications, Amendments and Waiver.  This Agreement may be modified, amended otherwise supplemented or terminated only by a writing signed by the party against whom it is sought to be enforced.  No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

(9) No Third Party Beneficiaries. There are no third party beneficiaries under this Agreement or intended by any party hereto.

(10) Expenses.  Each party hereto shall bear its own costs and expenses, including, without limitation, attorneys’ fees, incurred in connection with this Agreement and the transactions contemplated hereby.

(11) Contract Interpretation and Construction of Agreement.  This Agreement is the joint drafting product of the Company and Quattro, and each provision has been subject to negotiation and agreement with the advice of counsel and shall not be construed for or against either party as the drafter thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date hereof.

Quattro Fund Ltd.		Vertex Pharmaceuticals Incorporated
Quattro Multi Strategy Master Fund LP
Partners Group Alternative Strategies, PCC
Limited, Red Delta Cell
Institutional Benchmark Services (Master
Feeder) Limited in Respect of Electra Series)

By:	/s/ GREGG RIINA	By:	/s/ JOSHUA S. BOGER
Name:	Gregg Riina	Name:	Joshua S. Boger
Title:	Authorized Person	Title:	Chief Executive Officer